JOINT CODE OF ETHICS

Effective: June 6, 2025

This Code of Ethics (the “Code”) has been adopted by the Board of Directors (the “Board”) of Hercules Capital, Inc. (“Hercules Capital”) in accordance with Rule 17j-l(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), and by Hercules Adviser LLC (the “Adviser” and together with Hercules Capital, “Hercules”), in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
Rule 17j-1 under the 1940 Act requires that a business development company (“BDC”) adopt a written code of ethics that establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the BDC may abuse their position, and otherwise contain provisions reasonably necessary to prevent violations of Rule 17j-1 and the types of conflict of interest situations to which Rule 17j-1 is addressed. Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics that, among other things, contains provisions regarding the standard of business conduct required by the adviser, which must reflect the Adviser’s fiduciary duty to its clients (“Adviser Clients”) and compliance with all applicable U.S. federal securities laws.
This Code is intended to comply with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.
    The purpose of this Code is to reflect the following:

(1)the duty at all times to place the interests of (i) Adviser Clients and (ii) Hercules Capital and its shareholders, as appropriate, first;

(2)the requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(3)the fundamental standard that BDC and investment advisory personnel should not take inappropriate advantage of their positions.

SECTION I: STATEMENT OF PURPOSE AND APPLICABILITY

(A)Statement of Purpose

It is the policy of Hercules that no affiliated person of Hercules will, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by Hercules Capital or an Adviser Client:

(1)Employ any device, scheme or artifice to defraud Hercules Capital or an Adviser Client;

(2)Make to Hercules Capital or an Adviser Client any untrue statement of a material fact or omit to state to Hercules Capital or an Adviser Client a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

(3)Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Hercules Capital or an Adviser Client; or

(4)Engage in any manipulative practice with respect to Hercules Capital or an Adviser Client.
(B)Scope of the Code

In order to prevent Access Persons, as defined in Section II, paragraph (A) below, of Hercules from engaging in any of these prohibited acts, practices or courses of business, the Adviser has adopted this Code and the Board has adopted this Code on behalf of Hercules Capital.

SECTION II: DEFINITIONS

(A)Access Person. “Access Person” means any director, officer, or “Advisory Person” of Hercules or all employees of Hercules Capital who act as Supervised Persons1 of the Adviser and those employees that make, participate in, or obtain non-public information regarding the portfolio management decisions relating to investment advisory services on behalf of an Adviser Client or prospective client.

(B)Advisory Person. “Advisory Person” of Hercules means: (i) any director, officer or employee of Hercules or of any company in a control relationship to Hercules, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by Hercules, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to Hercules who obtains information concerning recommendations made to Hercules with regard to the purchase or sale of a “Covered Security.”

(C)Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest will be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.
1     Rule 204A-1 requires every registered investment adviser to establish, maintain, and enforce a written investment adviser code of ethics that is applicable to its “supervised persons.” Section 202(a)(25) of the Advisers Act defines the term “supervised person” to include all of the partners, officers, directors (or other person occupying a similar status or performing similar functions), and employees of the investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

(D)Beneficial Ownership. “Beneficial Ownership” will be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership will apply to all securities, and not just equity securities, that an Access Person holds or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(E)Control. “Control” will have the meaning set forth in Section 2(a)(9) of the 1940 Act.

(F)Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act, except that it does not include (i): direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities.”

(G)Designated Officer. “Designated Officer” means the officer of Hercules designated by the Board from time to time to be responsible for management of compliance with this Code and/or any person or persons designated by such officer to perform such functions on his or her behalf.

(H)Disinterested Director. “Disinterested Director” means a director of Hercules Capital who is not an “interested person” of Hercules within the meaning of Section 2(a)(19) of the 1940 Act.

(I)Entertainment. “Entertainment” means any attendance at an event (e.g., dinners, concerts, sporting events, etc.) having a monetary value that is exchanged, directly or indirectly, between an employee and a prospective or existing client, vendor, and/or third party seeking to, or currently engaged in business activities with Hercules, where the provider and recipient are both in attendance.

(J)Gifts. “Gift” means any item or service having a monetary value that is exchanged, directly or indirectly, between an employee and a prospective or existing client, vendor, and/or third party seeking to, or currently engaged in business activities with Hercules. For the avoidance of doubt, attendance at an event that satisfies the definition of “Entertainment” shall not be considered a “Gift”.

(K)Hercules. “Hercules” means Hercules Capital, Inc., a Maryland corporation, and its wholly-owned subsidiary, Hercules Adviser LLC, a Delaware limited liability company.

(L)Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(M)Investment Personnel. “Investment Personnel” means: (i) any employee of Hercules Capital (or of any company in a control relationship to Hercules) or any Supervised Person of the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Hercules Capital or one or more Adviser Clients; and (ii) any natural person who controls Hercules Capital or the Adviser and who obtains information concerning recommendations regarding the purchase or sale of securities by Hercules Capital or the Adviser.

(N)Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

(O)Outside Business Activity. An “Outside Business Activity” means any business activity an Access Person engages in outside of their relationship with Hercules, including but not limited to, acting as an employee, independent contractor, sole proprietor, officer, director, or partner, whether paid or unpaid.

(P)Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.
SECTION III: STANDARDS OF CONDUCT

(A)General Standards

(1)No Access Person will engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of, as applicable, Adviser Clients or Hercules Capital or its shareholders.

(2)No Access Person will make use of any confidential information gained by reason of his or her employment by or affiliation with Hercules or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to Hercules or its shareholders.

(3)No Access Person will recommend or authorize the purchase or sale of a Covered Security by Hercules or its affiliates without having disclosed, at the time of such recommendation or authorization, any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

(4)No Access Person will disclose any confidential information concerning securities holdings or securities transactions of Hercules to persons outside Hercules, without obtaining prior written approval from the Designated Officer, or such person or persons designated to act on his or her behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

(a)when there is a public report containing the same information;

(b)when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between Hercules and its affiliates;

(c)when such information is reported to directors of Hercules; or

(d)in the ordinary course of his or her duties on behalf of Hercules.

(5)All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within Hercules.

(6)No Access Person may exchange, in any circumstance, cash or cash equivalents, or any item or service of monetary value that may create the appearance of impropriety or a conflict of interest, with a current or prospective business partner. Access Persons may not exchange any Gift or Entertainment with a current or prospective business partner without adhering to the reporting and preclearance requirements relating to such events, items or services.

(7)No Access Person will serve on the board of directors of a portfolio company of Hercules unless (i) such board service is consistent with the interests of Hercules and its shareholders and (ii) such Access Person has obtained prior written approval from the Chief Executive Officer and Designated Officer for such service.

(8)No Access Person may engage in an Outside Business Activity that would be in violation of, or otherwise impede upon, their ability to meet their obligations and responsibilities as a Hercules employee.

(B)Requirement to Obtain Preclearance of Securities

(1)Preclearance is Required before Trading. Preclearance of trades helps to prevent personal trading from conflicting with Hercules transactions. No Access Person will be able to purchase or sell, directly or indirectly, any Covered Security (except as excluded in (5) below) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership unless that Access Person has obtained preclearance prior to engaging in such transaction.

(2)How to Obtain Preclearance. Prior to conducting a trade, all Access Persons must enter transaction information into the ComplySci Preclearance System (“ComplySci”) and follow the instructions to receive approval. If preclearance is granted, it will be valid for five (5) business days from the day that approval was granted and the trade must take place within those days. If preclearance approval is not granted, Access Persons will not be permitted to engage in the proposed transaction and may direct further inquiries to the CCO.

(3)Certain Transactions May be Denied Preclearance. The following transactions will generally be denied preclearance.

(a)Company Considering Purchase or Sale. Requests for preclearance regarding any securities that Hercules is currently considering for purchase or sale will generally be denied.

(b)Company Same Day Purchase or Sale. Requests for preclearance regarding any securities that Hercules has purchased or sold on the same business day as the preclearance request will generally be denied.

(c)Restricted Security List. Requests for preclearance regarding any security listed on Hercules’s Restricted Security List will generally be denied.

(d)Blackouts for Investment Personnel. Requests from Investment Personnel for preclearance that fall within a “blackout” period will generally be denied.

(4)Approval of CCO’s Transaction. The CCO will conduct transactions in the manner described herein for all Access Persons. The Chief Executive Officer or Chief Financial Officer will approve such transactions.

(5)Exclusions from Preclearance Requirement. The following transactions will generally be exempt from the preclearance requirement.

(a)Exchange Traded Funds (other than Exchange Traded Funds with “BDC” or “Business Development Companies” in the name);

(b)Securities listed as constituents of the S&P 500; or

(c)Securities listed as constituents of the Fortune 500.

(6)Other Restrictions

(a)Company Acquisition of Shares in Companies that Investment Personnel Hold Through Limited Offerings. Investment Personnel who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Designated Officer when they are involved in Hercules’s subsequent consideration of an investment in the issuer, and Hercules’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

(b)Initial Public Offerings and Limited Offerings. Access Persons must obtain preclearance before, directly or indirectly, acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

(C)Requirements to Report and Obtain Preclearance of Gifts and Entertainment

(1)Reporting Thresholds for Gifts and Entertainment. Access Persons that give or receive Gifts or Entertainment must report the following scenarios in ComplySci within 30 days following the exchange:

(a)Any exchange of Gifts between the same persons or related parties exceeding a cumulative value of $250 or more in a calendar year

(b)Any exchange of Entertainment between the same persons or related parties exceeding a cumulative value of $500 or more per attendee in a calendar year

(2)Preclearing Thresholds for Gifts and Entertainment. Access Persons that give or receive a Gift or Entertainment must preclear the following scenarios in ComplySci prior to the exchange:

(a)Any Gift or Entertainment exchanged between a government, pension, or union entity and/or their respective affiliated persons

(b)Any Gift exchanged that exceeds a value of $500

(c)Any Entertainment exchanged that exceeds a value of $750 per attendee

(3)Exclusions from Reporting and Preclearance Requirements. Any exchange of corporate promotional Gifts, such as clothing or items bearing a company logo, or any personal Gifts, such as acknowledging personal life events, are not considered gifts for the purpose of this policy.

(D)Requirements to Obtain Preclearance of Outside Business Activities

(1)Preclearing Outside Business Activities. Access Persons that seek to partake in any Outside Business Activity must request preclearance in ComplySci and obtain approval prior accepting any role.

SECTION IV: PROCEDURES TO IMPLEMENT CODE OF ETHICS

    The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist Hercules in preventing, detecting, and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Designated Officer.

(A)Applicability

All Access Persons are subject to the reporting requirements set forth in Section IV(B) except:

(1)with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control;

(2)a Disinterested Director, who would be required to make a report solely by reason of being a Director, need not make: (1) an initial holdings or an annual holdings report; and (2) a quarterly transaction report, unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately before or after such Disinterested Director’s transaction in a Covered Security, Hercules purchased or sold the Covered Security, or Hercules considered purchasing or selling the Covered Security; or

(3)an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by Hercules with respect to the Access Person in the time required by subsection (B)(2) of this Section IV, if all of the information required by subsection (B)(2) of this Section IV is contained in the broker trade confirmations or account statements, or in the records of Hercules, as specified in subsection (B)(4) of this Section IV.

(B)Report Types

(1)Initial Holdings Report. An Access Person must file an initial report in ComplySci not later than 10 calendar days after that person became an Access Person.

(2)Quarterly Transaction Report. An Access Person must file a quarterly transaction report in ComplySci not later than 30 calendar days after the end of a calendar quarter.

(3)Annual Holdings Report. An Access Person must file an annual holdings report in ComplySci not later than 30 calendar days after the end of a fiscal year.

(4)Account Statements. In lieu of providing a quarterly transaction report, an Access Person may direct his or her broker to provide to the Designated Officer copies of periodic statements for all investment accounts in which they have Beneficial Ownership that provide the information required in quarterly transaction reports, as set forth above.

(5)Hercules Reports. No less frequently than annually, Hercules Capital and the Adviser must furnish to the Board or the CCO, respectively, and the Board or CCO must consider, a written report that:

(a)describes any issues arising under the Code or procedures since the last report to the Board, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)certifies that Hercules has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(C)Disclaimer of Beneficial Ownership. Any report required under this Section IV may contain a statement that the report will not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(D)Review of Reports. The reports required to be submitted under this Section IV will be delivered to the Designated Officer. The Designated Officer will review such reports to determine whether any transactions recorded therein constitute a violation of the Code. The Designated Officer will maintain copies of the reports as required by Rule 17j-1(f).

(E)Designated Officer Investigation. The Designated Officer may conduct such investigation as he or she considers necessary to determine if proposed trades comply with this Code, including post-transaction monitoring. The Designated Officer may impose additional measures to avoid perceived or actual conflicts of interest or to address any transactions that require additional review.

(F)Acknowledgment and Certification. Upon becoming an Access Person and annually thereafter, all Access Persons will sign an acknowledgment and certification of their receipt of and intent to comply with this Code in ComplySci. Each Access Person must also certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each access person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

(G)Records. Hercules will maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and Rule 204-2(g) under the Advisers Act and will be available for examination by representatives of the U.S. Securities and Exchange Commission (the “SEC”):

(1)A copy of this Code and any other code of ethics of Hercules that is, or at any time within the past five years has been, in effect will be maintained in an easily accessible place;

(2)A record of any violation of this Code and of any action taken as a result of such violation will be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, including any information provided in lieu of the reports under subsection (A)(3) of this Section IV will be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

(4)A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place;

(5)A copy of each report required under subsection (B)(5) of this Section IV will be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(6)A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of beneficial ownership in any securities in an Initial Public Offering; and

(7)Limited Offering will be maintained for at least five years after the end of the fiscal year in which the approval is granted.

(8)Obligation to Report a Violation. Every Access Person who becomes aware of a possible violation of this Code by any person must report it to the Designated Officer, who will report it to appropriate management personnel. The management personnel will take such action that they consider appropriate under the circumstances. In the case of officers or other employees of Hercules, such action may include removal from office. The Board or CCO, as applicable, will be notified, in a timely manner, of remedial action taken with respect to violations of the Code.

(9)Confidentiality. All reports of Covered Securities transactions, duplicate confirmations, account statements and other information filed with Hercules or furnished to any person pursuant to this Code will be treated as confidential, but are subject to review as provided herein and by representatives of the SEC or otherwise to comply with applicable law or the order of a court of competent jurisdiction.

(10)Waivers. The Designated Officer has the authority to exempt any employee or investment transaction from any or all of the provisions of this Code if the Designated Officer determines that such exemption would not be against the interests of any shareholders and is consistent with applicable laws and regulations, including Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act. The Designated Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

SECTION V: SANCTIONS

    Upon determination that a violation of this Code has occurred, management personnel of Hercules may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator. All violations of this Code and any sanctions imposed with respect thereto will be reported in a timely manner to the Board.

SECTION VI: AMENDMENTS

This Code may be amended from time to time by resolution of the Board, or without a resolution of the Board to the extent the approval of such amendment is not required under the 1940 Act.

SECTION VII: RULE 204A-1 OF THE ADVISERS ACT

The provisions set forth in this Code shall apply in connection with the Adviser’s provision of investment advisory services to Adviser Clients and it shall be interpreted in a manner to fully protect the interests of Adviser Clients. In the capacity of a registered investment adviser to Adviser Clients, the Adviser and Supervised Persons serve as fiduciaries. Consistent with their fiduciary duties, the interests of Adviser Clients take priority over the personal investment objectives or other personal interests of Supervised Persons. Supervised Persons must work to mitigate or eliminate any conflict of interest that may exist. A conflict of interest generally exists when a person’s private interests may be contrary to the interests of Adviser Clients (or, when acting on behalf of Hercules Capital, when a person’s private interests may be contrary to the interests of Hercules Capital or its shareholders).

For purposes of compliance by the Adviser and its Supervised Persons with this Code, the administrative provisions, enforcement provisions, approval (including pre-approval) provisions and recordkeeping provisions (which shall be read to refer to Rule 204-2 under the Advisers Act for purposes of the Adviser) may continue to be governed by the systems in place for Hercules Capital.